EXHIBIT 99.1

Maryland’s Chesapeake Bay Financing Strategy Report Affirms Need for Change in Clean Water Spending

June 23, 2015. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of comprehensive livestock waste treatment technology, announced that Maryland’s Chesapeake Bay Restoration Financing Strategy Final Report concludes that a more efficient, market-based approach to financing the state’s compliance with EPA-mandated pollution reductions will reduce costs and accelerate implementation.

Craig Scott, Bion’s Communications Director, stated, “The report further validates the need for a market-driven strategy such as that proposed in Pennsylvania’s 2013 Legislative Budget and Finance Committee report. Both studies determined that arbitrary ‘sector allocation’ spending drives high cost public infrastructure solutions, which ignore cost and efficiency. And both studies determined that sector allocation must be replaced by a competitive bidding process that is transparent, accountable, and open to all sectors. Overall efforts in the Chesapeake Bay are clearly failing; instead of continuing to spend billions on legacy solutions, states need the flexibility to reallocate spending to procure verified reductions from ANY source, based on cost.”

The EFC report, prepared by the Environmental Finance Center (EFC) at the University of Maryland, states that “There is no shortage of private capital available for financing environmental projects; what has been missing is the appropriate structure and risk profiles associated with the necessary investments”. The report also states, “it is essential that financing and funding decisions be made based on efficiency and effectiveness of projects rather than political outcomes and motivations”.

The EFC report estimates the cost for Maryland to reach its 2025 Bay targets will be $4.4 billion, with an average annual cost to remove nitrogen of $66 per pound. Broken down by sector, average annual nitrogen removal costs per pound are:

-

Point source (municipal wastewater)

$43

-

Agriculture

$44

-

On-site (septic)

           $311

-

Urban stormwater

           $633

The report concludes, “The State of Maryland has a unique opportunity to implement a financing system that incentivizes cost efficiency, innovation, and project effectiveness. By changing the foundation of how public resources are invested, the state is in a position to not only achieve pollution reduction targets, but to do so in the most cost effective way possible.”

The challenges faced by Pennsylvania and the need for spending reform are even greater than in Maryland. Pennsylvania is responsible for approximately 50 percent of the total Bay reductions, much of which will be borne by rural communities. The PA Legislative Budget and Finance Committee (LBFC) study, estimated average annual nitrogen removal cost per pound for agriculture at $54 and urban stormwater at $386. The LBFC study projected annual savings up to $1.5 billion (80 percent) in Bay compliance costs by 2025, based on pricing projections provided by Bion and others, if the state adopts a competitive bidding program to procure verified nutrient reductions from all sources, including large-scale agriculture projects such as those that can be implemented using Bion’s waste treatment technology.

Livestock waste is acknowledged as one of the largest sources of excess nutrients in the watershed and, utilizing innovative solutions like Bion’s, can provide large-scale reductions at dramatically lower cost than other sectors, such as municipal wastewater treatment and stormwater. Bion’s technology is approved to generate verified nutrient reductions from livestock waste that can be used as a qualified offset to EPA nutrient reduction mandates.

Pennsylvania, where Bion’s efforts are currently focused, is required to reduce 31.4 million pounds of nitrogen from current levels by 2025. Pennsylvania has already missed its 2013 target by 2 million pounds and is projected to miss its 2017 target by 14.6 million pounds. Further, the Commonwealth’s stormwater targets, which represent only 10 percent of the state’s total compliance mandate, represent 68 percent of the total projected compliance cost. Bion proposes to replace the stormwater reduction mandate with low cost solutions from livestock.

Craig Scott concluded, “The EFC study provides a clear, thoughtful and unbiased blue print on how to meet the EPA’s Chesapeake Bay mandates more quickly and at a substantially lower cost. We simply have to reallocate spending to more cost-effective solutions. While change is always difficult, a new strategy that incorporates today’s technologies and provides a transparent and accountable process, will substantially reduce costs while accelerating implementation. This is about the taxpayer – the real ‘owner’ of the Chesapeake Bay and the one who will ultimately bear the cost of its restoration.”

Bion's proven and patented technology platform provides verifiable comprehensive environmental treatment of livestock waste and recovers clean water, renewable energy and valuable nutrients from the waste stream. For more information, visit www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct

1